Exhibit 10.7

Puma Biotechnology, Inc.

Non-Employee Director Compensation Program

(Effective April 1, 2026)

Non-employee members of the board of directors (the “Board”) of Puma Biotechnology, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation. This Program shall become effective as of the date set forth above.

Cash Compensation

Board Service
Annual Retainer:	$50,000

Committee Service
Audit Committee:
Chair Annual Retainer:	$20,000
Committee Member (Non-Chair) Retainer:	$10,000
Compensation Committee:
Chair Annual Retainer:	$15,000
Committee Member (Non-Chair) Retainer:	$7,500
Nominating and Corporate Governance Committee:
Chair Annual Retainer:	$12,500
Committee Member (Non-Chair) Retainer:	$6,250
Research and Development Committee; Commercial Committee:
Chair Annual Retainer:	$15,000
Committee Member (Non-Chair) Retainer:	$7,500

Board Service and Committee Service Annual Retainers will be paid or granted (as applicable) quarterly at the beginning of the applicable calendar quarter. In the event that a Non-Employee Director is initially elected or appointed to serve on the Board (the date of any such initial election or appointment, such Non-Employee Director’s “Start Date”) on any date other than the first day of a calendar quarter, such Non-Employee Director shall receive, within 30 days following such Non-Employee Director’s Start Date, a prorated portion of the Board Service Annual Retainer and a prorated portion of each applicable Committee Service Annual Retainer, payable to such Non-Employee Director with respect to such quarter.

Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2011 Incentive Award Plan, as may be amended from time to time (the “Plan”). Capitalized terms not otherwise defined below shall have the meanings ascribed to them in the Plan.

Initial Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board is hereby granted an Option with a value of $700,000 (the “Initial Grant”), with the number of Shares subject to the Initial Grant to be determined by dividing the value by the Black-Scholes valuation as of the grant date using a trailing 30-calendar day average closing price for the Company’s common stock through and including the applicable grant date; provided, that, the number of Shares subject to the Initial Grant will not exceed 100,000 Shares.

The Initial Grant is hereby granted on the date on which such Non-Employee Director is initially elected or appointed to serve on the Board (the “Election Date”), and shall vest with respect to one-third (1/3rd) of the Shares subject thereto on the first anniversary of the applicable Election Date, and with respect to an additional 1/36th of the Shares subject thereto on each monthly anniversary thereafter, subject to continued service through the applicable vesting date. Each Initial Grant shall have an exercise price per Share equal to the Fair Market Value of a Share on the applicable Election Date.

Annual RSU Grant:

Each Non-Employee Director who is serving on the Board as of the date of any annual shareholder meeting on or after the effective date of this Program and will continue to serve as a Non-Employee Director immediately following such meeting, shall hereby be granted a Restricted Stock Unit award with a value of $300,000 (the “Annual Grant”), with the number of Shares subject to the Annual Grant to be determined by dividing the value by the trailing 30-calendar day average closing price for the Company’s common stock through and including the applicable grant date; provided, that, the number of Shares subject to the Annual Grant will not exceed 27,000 Shares.

Each Annual Grant will vest in full on the earlier of the one-year anniversary of the date of grant and the date of the annual shareholder meeting following the date of grant, subject to continued service.

Miscellaneous

Each Initial Grant shall be an Option and shall have a maximum term of ten years from the applicable date of grant. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of awards are hereby subject in all respect to the terms of the Plan. The grant of any award under this Program shall be made solely by and subject to the terms set forth in a written Award Agreement in a form approved by the Board and duly executed by an executive officer of the Company.

Non-Employee Director Award Limit

Notwithstanding any provision to the contrary in this Program, the sum of any cash compensation and the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted under this Program shall be subject to any limitations imposed under the Plan or any other applicable agreement, program, policy or plan.

Amendment, Modification and Termination

This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder, except with respect to any awards actually granted pursuant to the Program.